Exhibit 2.1.3

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

Biomass Processing Technology, Inc. (hereinafter called the "corporation") a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify:

1.

The name of the corporation is Biomass Processing Technology, Inc.

2.

The certificate of incorporation of the corporation is hereby amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new Article:

The number of authorized shares of stock which the corporation shall have authority to issue is 100 million (100,000,000) and the par value of each of such shares is two cents ($0.02).

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242-of the General Corporation law of the

State of Delaware.

4. For accounting purposes only, the effective date shall be May 19, 2000.

Executed on this 23rd day of May, 2001.

Biomass Processing Technology, Inc.

By:  /s/   Jack B. Simpson

Jack Simpson, VP/Secretary